Exhibit 99.1

Targacept Reports Third Quarter 2007 Financial Results

Winston-Salem, North Carolina, November 8, 2007 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing a new class of drugs known as NNR Therapeutics (TM), today reported its financial results for the third quarter ended September 30, 2007.

Targacept reported a net loss of $7.4 million for the third quarter of 2007, compared to a net loss of $4.9 million for the third quarter of 2006. For the nine months ended September 30, 2007, Targacept reported a net loss of $20.4 million, compared to a net loss of $14.7 million for the corresponding period in 2006. As of September 30, 2007, cash, cash equivalents and short-term investments totaled $90.4 million.

“In the third quarter, we continued to advance our pipeline of NNR Therapeutics and execute against our development plans and business strategy,” said J. Donald deBethizy, Ph.D., Targacept’s President and Chief Executive Officer. “We believe that our alliance with GlaxoSmithKline entered into in July, which is focused in five therapeutic areas, together with our broad cognition-focused collaboration with AstraZeneca, validate our leadership position in the NNR space. Our recently announced decision to develop the lead product candidate from our alpha7 NNR program, TC-5619, for cognitive disorders, combined with AstraZeneca’s ongoing Phase II trials of the alpha4beta2 NNR agonist AZD3480 in Alzheimer’s disease and cognitive deficits in schizophrenia, illustrates not only the breadth of the NNR mechanism but also the diversity of our portfolio. In addition, we believe that the results of our Phase II clinical trial of mecamylamine hydrochloride as an augmentation therapy for major depression and the preclinical profile of TC-5214, an enantiomer of mecamylamine, bode well for the potential of TC-5214 and look forward to its expected entry into the clinic in the first quarter of 2008.”

Recent Highlights

AstraZeneca Collaboration and Cognitive Disorders

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Recently announced that AstraZeneca has elected to secure an option for a future license to TC-5619, the lead product candidate in Targacept’s alpha7 NNR program, triggering a $2.0 million payment to Targacept;

•	Phase IIb trials of AZD3480 in mild to moderate Alzheimer’s disease and cognitive deficits in schizophrenia being conducted by AstraZeneca are on track to be completed by the end of 2008;

GlaxoSmithKline Alliance and Pain

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Completed the dosing phase of a Phase II clinical trial of TC-2696 in third molar extraction patients and expect to complete the analyses of the data from the trial in conjunction with GlaxoSmithKline and report results by the end of 2007;

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Received authorization from the French regulatory authority to initiate clinical development of TC-6499, a product candidate for neuropathic pain that is subject to the alliance with GlaxoSmithKline, and plan to begin dosing in the next few weeks;

•	Initiated research activities in therapeutic focus areas of the alliance with GlaxoSmithKline;

Depression and Anxiety

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Confirmed plans to develop TC-5214, the S+ enantiomer of mecamylamine hydrochloride, as an augmentation treatment for major depression and expect to initiate clinical development in the first quarter of 2008;

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Progressed a Phase I single rising dose clinical trial of TC-2216, a novel product candidate for depression and anxiety disorders that has been well tolerated in all dose groups of the trial evaluated to date;

Leadership in NNR Space

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A team of Targacept scientists led by Patrick M. Lippiello, Ph.D., one of Targacept’s founders, published an article in the September issue of Expert Opinion on Drug Discovery that reviewed published clinical and preclinical evidence supporting the potential therapeutic benefits of novel compounds that target specific NNR subtypes; and

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Targacept scientists presented research findings at a number of prominent scientific meetings, including the 37th Annual Meeting of the Society for Neuroscience and a complementary satellite symposium entitled “Nicotinic Acetylcholine Receptors as Therapeutic Targets: Emerging Frontiers in Basic Research & Clinical Science,” the 20th European College of Neuropsychopharmacology and the 2007 Summer Meeting of the British Association for Psychopharmacology.

Financial Results

Targacept reported a net loss of $7.4 million for the third quarter of 2007, compared to a net loss of $4.9 million for the third quarter of 2006. The higher net loss for the 2007 period was primarily attributable to increased research and development expenses, partially offset by increased revenue. Targacept had non-cash, stock-based compensation expense of $414,000 for the third quarter of 2007, as compared to $298,000 for the third quarter of 2006.

Revenue totaled $3.1 million for the third quarter of 2007, compared to $998,000 for the corresponding period in 2006. The increase was principally attributable to an increase of $2.2 million, to $2.6 million, in revenue derived under Targacept’s collaboration agreement with AstraZeneca for the 2007 period, compared to $399,000 for the 2006 period, and to recognition of $471,000 of the $23.5 million in deferred revenue recorded in connection with the alliance with GlaxoSmithKline entered into in July 2007, partially offset by a decrease in grant revenue. We recognized no grant revenue for the 2007 period, as compared to $437,000 for the 2006 period.

Research and development expenses totaled $9.4 million for the third quarter of 2007, compared to $5.3 million for the corresponding period in 2006. The increase in research and development expenses for the 2007 period was principally attributable to an increase in contracted research and development services related to TC-5214, TC-2216, TC-5619 and TC-6499 and greater occupancy, salary and benefit, recruitment, service, supply and infrastructure costs incurred in connection with increased research and development activity.

General and administrative expenses totaled $1.9 million for the third quarter of 2007, compared to $1.2 million for the corresponding period in 2006. The increase in general and administrative expenses for the 2007 period was principally attributable to greater occupancy costs, an increase in accruals for variable compensation triggered by the achievement of a pre-defined performance objective under Targacept’s annual incentive compensation program, and higher patent-related expenses.

Interest income, net of interest expense, totaled $1.0 million for the third quarter of 2007, compared to $786,000 for the corresponding period in 2006. The increase was primarily attributable to a higher average cash balance during the 2007 period following the receipt of a $20.0 million milestone payment from AstraZeneca in January 2007 and the receipt of $35.0 million from GlaxoSmithKline in the third quarter of 2007.

Updated Financial Guidance

Based on current operating plans, Targacept expects that its cash, cash equivalents and short-term investments will be at least $80.0 million at December 31, 2007.

Conference Call

As previously announced, Targacept will be hosting a conference call today, November 8, 2007, at 5:00 p.m. Eastern Standard Time. A live webcast of the conference call will be available on the Investor Relations page of Targacept’s website, www.targacept.com. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

The conference call may be accessed by dialing 866-271-5140 for domestic participants and 617-213-8893 for international callers (reference passcode 76169991). A replay of the conference call may be accessed through November 26, 2007 by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers (reference passcode 68834353).

About Targacept

Targacept is a clinical-stage biopharmaceutical company that discovers and develops NNR Therapeutics (TM), a new class of drugs for the treatment of central nervous system diseases and disorders. Targacept’s product candidates selectively modulate neuronal nicotinic receptors that serve as key regulators of the nervous system to promote therapeutic effects and limit adverse side effects. Targacept has product candidates in development for Alzheimer’s disease and cognitive deficits in schizophrenia, pain, and depression and anxiety disorders, multiple preclinical programs, and strategic alliances with AstraZeneca and GlaxoSmithKline. Targacept’s news releases are available on its website at www.targacept.com.

Forward-Looking Statements

Statements in this press release that are not purely historical in nature, including, without limitation, statements regarding the progress, timing or scope of the research and development of our product candidates or related regulatory filings or clinical trials, our plans, expectations, future operations, financial position, revenues or costs, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “promise,” “continue,” “ongoing,” “scheduled” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of various important factors, including our critical accounting policies and risks and uncertainties relating to: the success of our collaboration with AstraZeneca and our alliance with GlaxoSmithKline; the amount and timing of resources that AstraZeneca devotes to the development of AZD3480 (TC-1734); AstraZeneca’s right in the future to terminate the preclinical research collaboration that we and AstraZeneca are currently conducting prior to the end of the planned four-year term; our ability to discover and develop product candidates under our alliance with GlaxoSmithKline; the results of clinical trials and non-clinical studies and assessments with respect to our current and future product candidates in development; the conduct of such trials, studies and assessments, including the performance of third parties that we engage to execute them and difficulties or delays in the completion of patient enrollment or data analysis; the timing and success of submission, acceptance and approval of regulatory filings; our ability to obtain substantial additional funding; and our ability to establish additional strategic alliances. These and other risks and uncertainties are described in greater detail under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, in our subsequent Quarterly Reports on Form 10-Q and in other filings that we make with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. We caution you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statements in this release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We anticipate that subsequent events and developments may cause our views to change. Although we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, except as required by applicable law.

Contacts:

Alan Musso, VP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: (336) 480-2186	Tel: (508) 419-1555
Email: alan.musso@targacept.com	Email: linnmich@comcast.net

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Total net revenue	$3,126	$998	$8,019	$2,194
Operating expenses
Research and development	9,436	5,297	24,706	14,653
General and administrative	1,920	1,221	5,886	3,720
Cost of product sales	173	132	544	301

Total operating expenses	11,529	6,650	31,136	18,674

Operating loss	(8,403)	(5,652)	(23,117)	(16,480)
Interest income, net	1,032	786	2,690	1,760

Net loss	(7,371)	(4,866)	(20,427)	(14,720)
Preferred stock accretion	—	—	—	(3,333)

Net loss attributable to common stockholders	$(7,371)	$(4,866)	$(20,427)	$(18,053)

Net loss per share attributable to common stockholders - basic and diluted	$(0.37)	$(0.25)	$(1.05)	$(1.54)

Weighted average common shares outstanding - basic and diluted	20,096,528	19,118,854	19,463,627	11,731,445

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	September 30, 2007	December 31, 2006
Cash and cash equivalents	$51,871	$41,744
Short-term investments	38,485	12,445
Accounts receivable and other current assets	3,532	24,664
Property and equipment, net	3,374	2,040
Other assets, net	447	475

Total assets	$97,709	$81,368

Current liabilities	$11,731	$8,949
Noncurrent liabilities	27,417	7,420
Total stockholders’ equity	58,561	64,999

Total liabilities and stockholders’ equity	$97,709	$81,368

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